Exhibit 99.1

PRESS RELEASE

FLEX REPORTS FIRST QUARTER FISCAL 2020 RESULTS

San Jose, Calif., July 25, 2019 — Flex (NASDAQ: FLEX) today announced results for its first quarter ended June 28, 2019.

First Quarter Fiscal 2020 Highlights:

•                  Net Sales: $6.2 billion, year over year revenue down 3 percent

•                  GAAP Income Before Income Taxes: $64 million

•                  Adjusted Operating Income: $208 million

•                  GAAP Net Income: $45 million

•                  Adjusted Net Income: $138 million

•                  GAAP Net Income Per Share: $0.09

•                  Adjusted EPS: $0.27

An explanation and reconciliation of non-GAAP financial measures to GAAP financial measures is presented in Schedules II and V attached to this press release.

“For the first quarter, I am pleased that we achieved adjusted EPS within guidance range and 11% year-over-year growth in adjusted operating profit with free cash flow of $114 million. We are repositioning our portfolio to reduce exposure to high-volatility, low-margin business, while investing in design-led wins and higher-margin segments,” said Revathi Advaithi, CEO of Flex. “This acceleration of our strategy to reposition our mix and drive profitable growth combined with disciplined execution positions Flex well for the future.”

Financial Highlights

Flex ended the quarter with approximately $1.9 billion of cash on hand and total debt of approximately $3.2 billion.

Cash flow from operations was negative $657 million for the three-month period ended June 28, 2019, primarily due to cash collections of $899 million for certain receivables sold under the Company’s ABS programs reported as investing activities. Adjusted cash flow from operations and free cash flow were $237 million and $114 million, respectively, for the three-month period ended June 28, 2019.

The Company remains committed to using share buy-backs to enhance shareholder returns and repurchased approximately $52 million of ordinary shares during the three-month period ended June 28, 2019.

Second Quarter Fiscal 2020 Guidance

•                  Revenue: $6.1 billion to $6.5 billion

•                  GAAP Loss Before Income Taxes: $15 million to $110 million

•                  Adjusted Operating Income: $220 million to $250 million

•                  GAAP Loss Per Share: $0.05 to $0.25 which includes $0.07 for stock-based compensation expense and intangible amortization and $0.27 to $0.51 for estimated restructuring and other charges not reflected in adjusted EPS

•                  Adjusted EPS: $0.29 to $0.33.

PRESS RELEASE

As a result of recent geopolitical developments and uncertainties, primarily impacting one customer in China, we have seen a reduction in demand for products assembled for that customer.  Due to these circumstances, the Company has decided to accelerate its strategic decision to reduce its exposure to certain high-volatility products in both China and India.  The Company also initiated targeted activities to restructure its business to further reduce and streamline its cost structure.

The Company expects to incur additional restructuring and other charges throughout fiscal 2020 currently estimated in the range of $145 million to $265 million.  Second quarter GAAP guidance includes the full impact of these charges although the timing of recognition may extend throughout fiscal 2020.

Looking Ahead

The Company is not providing detailed fiscal 2020 guidance but remains comfortable with the prior fiscal 2020 consensus adjusted EPS range that spanned from $1.20 to $1.30. When adjusting for restructuring and other charges of $0.37 to $0.57, stock-based compensation expenses and intangible amortization of $0.28, the Company’s GAAP EPS would range from $0.65 to $0.85 below adjusted EPS.

Webcast and Conference Call

The Flex management team will host a conference call today at 2:00 PM (PT) / 5:00 PM (ET), to review first quarter fiscal 2020 results. A live webcast of the event and slides will be available on the Flex Investor Relations website at https://investors.flex.com. An audio replay and transcript will also be available after the event on the Flex Investor Relations website.

About Flex

Flex Ltd. (Reg. No. 199002645H) is the Sketch-to-Scale® solutions provider that designs and builds intelligent products globally. With approximately 200,000 employees across 30 countries, Flex provides innovative design, engineering, manufacturing, real-time supply chain insight and logistics services to companies of all sizes across industries and markets. For more information, visit flex.com or follow us on Twitter @Flexintl.

Contacts

Kevin Kessel, CFA

Vice President, Investor Relations

(408) 576-7985

kevin.kessel@flex.com

PRESS RELEASE

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of U.S. securities laws, including statements related to future expected revenues and earnings per share. These forward-looking statements involve risks and uncertainties that could cause the actual results to differ materially from those anticipated by these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements. These risks include: that future revenues and earnings may not be achieved as expected; the challenges of effectively managing our operations, including our ability to control costs and manage changes in our operations; litigation and regulatory investigations and proceedings; compliance with legal and regulatory requirements; the possibility that benefits of the Company’s restructuring actions may not materialize as expected; that the expected revenue and margins from recently launched programs may not be realized; our dependence on a small number of customers; the impact of component shortages, including their impact on our revenues; geopolitical risk, including the termination and renegotiation of international trade agreements and trade policies, including the impact of tariffs and related regulatory actions; that recently proposed changes or future changes in tax laws in certain jurisdictions where we operate could materially impact our tax expense; the effects that the current macroeconomic environment could have on our business and demand for our products; and the effects that current credit and market conditions could have on the liquidity and financial condition of our customers and suppliers, including any impact on their ability to meet their contractual obligations.

Additional information concerning these, and other risks is described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our reports on Forms 10-K and 10-Q that we file with the U.S. Securities and Exchange Commission. The forward-looking statements in this press release are based on current expectations and Flex assumes no obligation to update these forward-looking statements. Our share repurchase program does not obligate the Company to repurchase a specific number of shares and may be suspended or terminated at any time without prior notice.

PRESS RELEASE

SCHEDULE I

FLEX

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three-Month Periods Ended
	June 28, 2019	June 29, 2018
GAAP:
Net sales	$6,175,939	$6,398,956
Cost of sales	5,775,775	6,021,102
Restructuring charges	47,405	—
Gross profit	352,759	377,854
Selling, general and administrative expenses	209,624	262,882
Intangible amortization	17,082	18,517
Restructuring charges	8,787	—
Interest and other, net	51,694	41,742
Other charges (income), net	1,463	(86,924)
Income before income taxes	64,109	141,637
Provision for income taxes	19,237	25,602
Net income	$44,872	$116,035

Earnings per share:
GAAP	$0.09	$0.22
Non-GAAP	$0.27	$0.24
Diluted shares used in computing per share amounts	517,550	535,454

See Schedule II for the reconciliation of GAAP to non-GAAP financial measures.

As previously disclosed, the Company has made certain immaterial corrections to net sales previously reported for the first quarter of fiscal year 2019 primarily to reflect revenue from certain contracts with customers on a net basis. As a result, net sales for the three-month period ended June 29, 2018 are $25 million lower than previously reported for the first quarter of fiscal year 2019. This correction had no impact on gross profit, segment income or net income for the period presented, as they were fully offset by corrections to cost of sales.

PRESS RELEASE

SCHEDULE II

FLEX

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (1)

(In thousands, except per share amounts)

	Three-Month Periods Ended
	June 28, 2019	June 29, 2018
GAAP gross profit	$352,759	$377,854
Stock-based compensation expense	2,940	5,404
Customer related asset impairments (2)	483	12,352
Restructuring charges (3)	47,405	2,310
New revenue standard adoption impact (7)	—	9,291
Legal and other (4)	—	5,581
Non-GAAP gross profit	$403,587	$412,792

GAAP income before income taxes	$64,109	$141,637
Intangible amortization	17,082	18,517
Stock-based compensation expense	15,227	20,953
Customer related asset impairments (2)	483	17,364
Restructuring charges (3)	56,192	8,817
New revenue standard adoption impact (7)	—	9,291
Legal and other (4)	1,610	16,311
Other charges (income), net (5)	1,463	(86,924)
Interest and other, net	51,694	41,742
Non-GAAP operating income	$207,860	$187,708

GAAP provision for income taxes	$19,237	$25,602
Intangible amortization benefit	2,156	2,292
Valuation allowance and tax receivable, net (6)	1,576	(8,404)
Other adjustments for taxes (6)	1,140	(692)
Non-GAAP provision for income taxes	$24,109	$18,798

GAAP net income	$44,872	$116,035
Intangible amortization	17,082	18,517
Stock-based compensation expense	15,227	20,953
Restructuring charges (3)	56,192	8,817
Customer related asset impairments (2)	483	17,364
New revenue standard adoption impact (7)	—	9,291
Legal and other (4)	1,610	16,311
Other charges (income) interest and other, net (5)	7,091	(86,121)
Adjustments for taxes (6)	(4,872)	6,804
Non-GAAP net income	$137,685	$127,971
Diluted earnings per share:
GAAP	$0.09	$0.22
Non-GAAP	$0.27	$0.24

See the accompanying notes on Schedule V attached to this press release.

PRESS RELEASE

SCHEDULE III

FLEX

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	As of June 28, 2019	As of March 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$1,920,451	$1,696,625
Accounts receivable, net of allowance for doubtful accounts	2,570,239	2,612,961
Contract assets	240,559	216,202
Inventories	3,745,700	3,722,854
Other current assets	909,564	854,790
Total current assets	9,386,513	9,103,432

Property and equipment, net	2,309,873	2,336,213
Operating lease right-of-use assets, net (8)	656,267	—
Goodwill	1,077,231	1,073,055
Other intangible assets, net	314,716	330,995
Other assets	684,498	655,672
Total assets	$14,429,098	$13,499,367

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Bank borrowings and current portion of long-term debt	$275,937	$632,611
Accounts payable	5,193,043	5,147,236
Accrued payroll	377,412	391,591
Other current liabilities (8)	1,591,123	1,426,075
Total current liabilities	7,437,515	7,597,513

Long-term debt, net of current portion	2,961,794	2,421,904
Operating lease liabilities, non-current (8)	555,074	—
Other liabilities	472,900	507,590

Total shareholders’ equity	3,001,815	2,972,360

Total liabilities and shareholders’ equity	$14,429,098	$13,499,367

See the accompanying notes on Schedule V attached to this press release.

PRESS RELEASE

SCHEDULE IV

FLEX

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three-Month Periods Ended
	June 28, 2019	June 29, 2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$44,872	$116,035
Depreciation, amortization and other impairment charges	190,163	121,763
Gain from deconsolidation of Bright Machines	—	(91,025)
Changes in working capital and other	(891,901)	(1,090,038)
Net cash used in operating activities	(656,866)	(943,265)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(162,115)	(172,247)
Proceeds from the disposition of property and equipment	38,901	2,336
Cash collections of deferred purchase price	899,260	928,223
Other investing activities, net	(920)	(15,218)
Net cash provided by investing activities	775,126	743,094

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from bank borrowings and long-term debt	771,533	150,313
Repayments of bank borrowings and long-term debt	(601,240)	(150,344)
Payments for repurchases of ordinary shares	(51,999)	—
Net proceeds from issuance of ordinary shares	403	45
Other financing activities, net	(12,382)	—
Net cash provided by financing activities	106,315	14

Effect of exchange rates on cash and cash equivalents	(749)	(17,628)
Net change in cash and cash equivalents	223,826	(217,785)
Cash and cash equivalents, beginning of period	1,696,625	1,472,424
Cash and cash equivalents, end of period	$1,920,451	$1,254,639

PRESS RELEASE

SCHEDULE V

FLEX AND SUBSIDIARIES

NOTES TO SCHEDULES II, III

(1)   To supplement Flex’s unaudited selected financial data presented consistent with Generally Accepted Accounting Principles (“GAAP”), the Company discloses certain non-GAAP financial measures that exclude certain charges and gains, including non-GAAP gross profit, non-GAAP operating income, non-GAAP net income and non-GAAP net income per diluted share.  These supplemental measures exclude restructuring charges, stock-based compensation expense, intangible amortization, other discrete events as applicable and the related tax effects. These non-GAAP measures are not in accordance with or an alternative for GAAP and may be different from non-GAAP measures used by other companies. We believe that these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Flex’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Flex’s results of operations in conjunction with the corresponding GAAP measures.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures.  We compensate for the limitations of non-GAAP financial measures by relying upon GAAP results to gain a complete picture of the Company’s performance.

In calculating non-GAAP financial measures, we exclude certain items to facilitate a review of the comparability of the Company’s operating performance on a period-to-period basis because such items are not, in our view, related to the Company’s ongoing operational performance. We use non-GAAP measures to evaluate the operating performance of our business, for comparison with forecasts and strategic plans, for calculating return on investment, and for benchmarking performance externally against competitors. In addition, management’s incentive compensation is determined using certain non-GAAP measures.  Also, when evaluating potential acquisitions, we exclude certain of the items described below from consideration of the target’s performance and valuation.  Since we find these measures to be useful, we believe that investors benefit from seeing results “through the eyes” of management in addition to seeing GAAP results.  We believe that these non-GAAP measures, when read in conjunction with the Company’s GAAP financials, provide useful information to investors by offering:

•                  the ability to make more meaningful period-to-period comparisons of the Company’s on-going operating results;

•                  the ability to better identify trends in the Company’s underlying business and perform related trend analyses;

•                  a better understanding of how management plans and measures the Company’s underlying business; and

•                  an easier way to compare the Company’s operating results against analyst financial models and operating results of competitors that supplement their GAAP results with non-GAAP financial measures.

The following are explanations of each of the adjustments that we incorporate into non-GAAP measures, as well as the reasons for excluding each of these individual items in the reconciliations of these non-GAAP financial measures:

Stock-based compensation expense consists of non-cash charges for the estimated fair value of stock options and unvested restricted share unit awards granted to employees and assumed in business acquisitions. The Company believes that the exclusion of these charges provides for more accurate comparisons of its operating results to peer companies due to the varying available valuation methodologies, subjective assumptions and the variety of award types. In addition, the Company believes it is useful to investors to understand the specific impact stock-based compensation expense has on its operating results.

Intangible amortization consists primarily of non-cash charges that can be impacted by, among other things, the timing and magnitude of acquisitions. The Company considers its operating results without these charges when evaluating its ongoing performance and forecasting its earnings trends, and therefore excludes such charges when presenting non-GAAP financial measures.  The Company believes that the assessment of its operations excluding these costs is relevant to its assessment of internal operations and comparisons to the performance of its competitors.

PRESS RELEASE

Customer related asset impairments consist primarily of non-cash impairments of certain property and equipment to estimated fair value for customers we are in the process of disengaging as well as additional provisions for doubtful accounts receivable for customers that are experiencing significant financial difficulties. Certain inventory on hand was written down to net realizable value for these customers as well. These costs are excluded by the Company’s management in assessing current operating performance and forecasting its earnings trends and are therefore excluded by the Company from its non-GAAP measures.

Legal and other consists primarily of costs not directly related to ongoing or core business results such as (1) costs incurred relating to the independent investigation undertaken by the Audit Committee of the Company’s Board of Directors completed in June 2018, and (2) certain charges related to Multek China that was divested in the second quarter of fiscal year 2019. These costs are excluded by the Company’s management in assessing current operating performance and forecasting its earnings trends and are therefore excluded by the Company from its non-GAAP measures.

Restructuring charges include severance for rationalization at existing sites and corporate SG&A functions as well as asset impairment, and other charges related to the closures and consolidations of certain operating sites and targeted activities to restructure the business. These costs may vary in size based on the Company’s initiatives and are not directly related to ongoing or core business results, and do not reflect expected future operating expenses. These costs are excluded by the Company’s management in assessing current operating performance and forecasting its earnings trends and are therefore excluded by the Company from its non-GAAP measures.

Other charges (income), net consists of various other types of items that are not directly related to ongoing or core business results, such as the gain or loss from certain divestitures, and impairment charges associated with certain non-core investments. We exclude these items because they are not related to the Company’s ongoing operating performance or do not affect core operations. Excluding these amounts provides investors with a basis to compare Company performance against the performance of other companies without this variability.

Adjustment for taxes relates to the tax effects of the various adjustments that we incorporate into non-GAAP measures in order to provide a more meaningful measure on non-GAAP net income and certain adjustments related to non-recurring settlements of tax contingencies or other non-recurring tax charges, when applicable.

Adjustment for operating cash flows and free cash flow metrics. In Q1 fiscal year 2019, the adoption of the new cash flow accounting standard resulted in a reclassification of cash flows related to the collection of certain receivables sold through the Company’s asset-backed receivable securitization program from operating activities to investing activities. The Company utilizes net cash flow from its various A/R sales programs as a low-cost source to fund operations and as a critical net working capital management tool.  Cash flow from operations is also a critical metric that investors use to evaluate a company’s earnings power. The Company views and manages all collections under the program similarly without bifurcation and accordingly provides the adjustment to reflect cash flows from operations inclusive of all collections of receivables sold through the programs.  The Company also excludes the impact to operating cash flows related to certain vendor programs that is required for GAAP.

In addition, we define our free cash flow metric to be adjusted operating cash flows described above less purchases of property and equipment net of proceeds from dispositions and present cash flows on a consistent basis for investor transparency.  We believe Free Cash Flow is an important liquidity metric because it measures, during a given period, the amount of cash generated that is available to repay debt obligations, make investments, fund acquisitions and for certain other activities. Since Free Cash Flow includes investments in operating assets, we believe this non-GAAP liquidity measure is useful in addition to the most directly comparable GAAP measure — “net cash used in operating activities.” See below for the three-month periods ended June 28, 2019 and June 29, 2018 reconciliation of GAAP to Non-GAAP measures:

PRESS RELEASE

	Three-Month Period Ended	Three-Month Period Ended
	June 28, 2019	June 29, 2018

Net cash used in operating activities	$(656,866)	$(943,265)
Cash collections of deferred purchase price and other	893,735	928,223
Adjusted net cash provided by (used in) operating activities	236,869	(15,042)
Net Capital Expenditures	(123,214)	(169,911)
Free Cash Flow	$113,655	$(184,953)

(2) Customer related asset impairments for the three-month period ended June 29, 2018 primarily relate to additional provisions for doubtful accounts receivable, and excess and obsolete inventory for certain customers experiencing significant financial difficulties and /or we are disengaging from.

(3)  During the first quarter of fiscal year 2020, as a result of recent geopolitical developments and uncertainties, primarily impacting one customer in China, the Company has seen a reduction in demand for products assembled for that customer. Due to these circumstances, the Company has decided to accelerate its strategic decision to reduce its exposure to certain high-volatility products in both China and India. The Company also initiated targeted activities to restructure its business to further reduce and streamline its cost structure. The Company recognized $56.2 million of charges during the first quarter of fiscal year 2020, comprised of approximately $30.8 million of cash charges predominantly for employee severance, and $25.4 million of non-cash charges related to impairment of equipment and inventory.

In addition, during the first quarter of fiscal year 2019, the Company incurred certain restructuring charges primarily related to severance for headcount reductions to rationalize certain existing operating sites and corporate functions.

(4) Legal and other consists primarily of costs incurred relating to the independent investigation undertaken by the Audit Committee of the Company’s Board of Directors completed in June 2018. It also includes certain charges not directly related to ongoing or core business results primarily related to Multek China that was divested in the second quarter of fiscal year 2019. These costs are excluded by the Company’s management in assessing current operating performance and forecasting its earnings trends and are therefore excluded by the Company from its non-GAAP measures.

(5) During the first quarter of fiscal year 2020, the Company incurred a $4.1 million debt extinguishment cost related to the partial repayment of our Notes due February 2020 and Term Loan due November 2021.

During the first quarter of fiscal year 2019, the Company transferred employees and equipment along with certain related software and IP, into Bright Machines which later received additional equity funding from third party investors and changed the composition of the Board of directors removing Flex’s control.  As such, we deconsolidated the entity and recognized a gain of approximately $92 million in other income, net for the quarter ended June 29, 2018.

(6) Primarily related to adjustment for exchange rate fluctuation on income tax receivable position of an operating subsidiary recognized in a prior period and tax effects of the various adjustments that we incorporate into Non-GAAP measures.

(7) During the first quarter of fiscal year 2019, the Company amended certain non-substantive terms of its existing contracts for its smaller customers. The amendments removed the consideration regarding over-time recognition under ASC 606. Accordingly, these customer contracts are now accounted for consistent with prior accounting and revenue is recognized upon shipment of product.

(8) The Company adopted ASU No. 2016-02, Leases and subsequent updates (collectively, referred to as Accounting Standard Codification 842 or “ASC 842”) on April 1, 2019 using the modified retrospective method on the effective date. As a result, the Company was not required to adjust its comparative period financial

PRESS RELEASE

information for effects of the standard. ASC 842 requires a lessee to recognize a right of use (“ROU”) asset and lease liability. Our ROU assets are $656 million and operating liabilities are $690 million (of which $135 million was current and recorded under other current liabilities and $555 million was non-current) as of June 28, 2019.